UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 19, 2006

TENNANT COMPANY
 (Exact name of registrant as specified in its charter)

Minnesota	1-16191	41-0572550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 North Lilac Drive, P.O. Box 1452 Minneapolis, Minnesota	55440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (763) 540-1200

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into Material Definitive Agreement.

On January 20, 2006, the Compensation Committee (the “Committee”) of Tennant Company (the “Company”) approved the following:

Long-Term Incentive Plan 2006.   The Committee approved the Long-Term Incentive Plan for 2006 (“2006 LTIP”), which is filed as Exhibit 10.1 to this report.  The 2006 LTIP provides for the issuance of performance shares under the Company’s equity compensation plans, based on the achievement of economic profit improvement of the Company over a three-year performance period from commencing in 2006 through the end of 2008.  Awards are paid based on a sliding scale for economic profit improvement, with a maximum payout at 200% of target.  Each participant’s target is based on a percentage of base salary in effect as of March 31 of the first year in the measurement period.  Payouts of performance shares are made 70% in shares of the Company’s stock and 30% in cash.

Short-Term Incentive Plan 2006.   The Committee approved the Short-Term Incentive Plan for 2006 (“2006 STIP”), which is filed as Exhibit 10.2 to this report.  The 2006 STIP provides for bonuses to members of the Company’s management team based on achievement of economic profit improvement at the corporate and business unit levels and achievement of individual goals.  Each participant’s target is based on a percentage of base salary.  In order to determine the amount of the payout, the target is multiplied by (i) an economic profit improvement factor based on a sliding scale for economic profit improvement and (ii) an individual performance factor based on achievement of individual performance expectations, as determined by management. At least 50% of each participant’s target award will be based upon achievement of economic profit improvement at the corporate level.  If the corporate and business unit levels of economic profit are below 25% of the target improvement level, the economic profit payout will equal 25% so long as (i) the payout does not equal more than 25% of the actual net operating profit before taxes of the Company or the business unit and (ii) the individual objectives score is at least 90% of the target performance level. The individual performance factors include personal and business objectives approved by the Management Committee (as defined in the 2006 STIP).  Awards under the 2006 STIP are paid in cash; however, any payout in excess of 200% of target is paid in the form of shares of restricted stock with a vesting schedule of 50% per year over two years. If a participant announces his or her retirement after receipt of the restricted stock, the restrictions shall lapse. If a participant retires during the performance year for the 2006 STIP, payouts in excess of 200% of target will be made in cash.

Targets for the Company’s named executive officers under the 2006 LTIP and the 2006 STIP will be approved by the Committee in February 2006.

Non-Employee Director Compensation for CEO Selection Process

In recognition of the extensive participation of the non-employee directors of the Company in the Company’s recent CEO selection process, which resulted in the appointment of H. Chris Killingstad as the Company’s CEO, the Committee approved a one-time payment to each non-employee director of $5,000, except that Stephen G. Shank, who served as the chair of the search committee, will receive a one-time payment of $10,000 and Steven A. Sonnenberg, who joined the board recently, will receive a one-time payment of $2,500.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 19, 2006, the Board of Directors of Tennant Company (the “Company”) elected Patrick J. O’Neill as Principal Financial Officer and Gregory M. Siedschlag as Principal Accounting Officer, effective January 20, 2006. Mr. O’Neill, age 48, has served as Treasurer of the Company since November, 2004. Mr. Siedschlag, age 46, has served as Corporate Controller of the Company since August 2001. From 1994 to 2001, Mr. Siedschlag held various positions in the finance organization of ADC Telecommunications, Inc., a telecommunications equipment manufacturer, including the position of Operations Controller from 1999 to 2001.

As previously disclosed, Anthony T. Brausen announced his intention to resign as Chief Financial Officer of the Company. His resignation was effective January 20, 2006. The Company is conducting a search of internal and external candidates for a Chief Financial Officer. Accordingly, Mr. O’Neill and Mr. Siedschlag are expected to serve as Principal Financial Officer and Principal Accounting Officer, respectively, until the new Chief Financial Officer is retained.

Item 9.01.   Financial Statements and Exhibits.

(c)	Exhibits. The following exhibits are filed herewith:

10.1	Long-Term Incentive Plan for 2006

10.2	Short-Term Incentive Plan for 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

TENNANT COMPANY

Date: January 25, 2006	/s/ Heidi M. Hoard
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description	Method of Filing
10.1	Long-Term Incentive Plan for 2006	Filed Electronically
10.2	Short-Term Incentive Plan for 2006	Filed Electronically